UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On January 31, 2017 (the “Closing Date”), we entered into a share exchange agreement (the “Exchange Agreement”) by and among us, The Pride Group (QLD) Pty Ltd., an Australian corporation (“Pride”), Turquino Equity LLC (“Turquino”) and Stephen Paul Mullane and Marie Louise Mullane as Trustees of the Mullane Family Trust (the “Mullane Trust” and together with Turquino, the “Pride Shareholders”). Andrew Hidalgo and Matthew Hidalgo, our Chief Executive Officer and Chief Financial Officer, respectively, are each a managing partner of Turquino.

Pursuant to the exchange agreement, we acquired all of the issued and outstanding capital stock of Pride from the Pride Shareholders in exchange for an aggregate of 3,800,000 shares of our common stock (the “Acquisition Shares”).

The unaudited pro forma combined balance sheet as of December 31, 2016 giving effect to the contribution transactions as if they had occurred on the balance sheet date, and statements of operations for the year ended December 31, 2016 include the historical statements of operations of the combined companies, giving effect to the contribution transactions as if they had occurred at the beginning of the period. This information is only a summary, and you should read it in conjunction with the company’s historical financial statements and related notes and management’s discussion and analysis of financial condition and results of operations contained in H/Cell’s annual reports, quarterly reports and other information on file with the SEC. As a result, the combination of H/Cell and Pride pursuant to the exchange agreement is considered a business combination of companies under common control and will be accounted for in a manner similar to a pooling-of-interests.

We have prepared the unaudited pro forma combined financial statements based on available information, using assumptions that we believe are reasonable. These unaudited pro forma combined financial statements are being provided for informational purposes only. They do not purport to represent our actual financial position or results of operations had the exchange agreement occurred on the dates specified, nor do they project our results of operations or financial position for any future period or date.

The unaudited pro forma condensed combined statements of operations do not reflect any adjustments for non-recurring items or anticipated synergies resulting from the combination. Pro forma adjustments are based on certain assumptions and other information that are subject to change as additional information becomes available. Accordingly, the adjustments included in our financial statements published after the completion of the combination may vary from the adjustments included in these unaudited pro forma condensed combined financial statements below.

H/CELL ENERGY CORPORATION

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2016

	H/Cell	Pride	Pro Forma Adjustment		Pro Forma Combined
	December 31, 2016
ASSETS

Current Assets

Cash and Cash Equivalents	$292,887	$244,980	$-		$537,867
Accounts and retainage receivable, net	-	650,886	-		650,886
Prepaid Expenses	13,329	839	-		14,168
Costs in Excess of Billings	247	91,657	-		91,904

Total Current Assets	306,463	988,362	-		1,294,825

Property and equipment, net of accumulated depreciation	-	99,816	-		99,816
Security deposits, and other non-current assets	2,400	6,097	-		8,497

TOTAL ASSETS	$308,863	$1,094,275	$-		$1,403,138

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts Payable and Accrued Expenses	$6,000	$707,237	$-		$713,237
Billings in Excess of Costs	7,847	75,691	-		83,538
Sales Tax Payable	-	114,086	-		114,086
Due to Stockholders	-	-	-		-

Total Current Liabilities	13,847	897,014	-		910,861

Stockholders’ Equity

Common Stock	313	-	380	(a)	693
Preferred Stock	-	-	-		-
Paid-in-Capital	778,938	504,484	(380	)(a)	1,283,042
Retained Earnings	(484,235)	(307,223)	-		(791,458)
Total Stockholders’ Equity	295,016	197,261	-		492,277

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$308,863	$1,094,275	$-		$1,403,138

(a) To reflect 3,800,000 common shares issued as consideration in the share exchange agreement.

H/CELL ENERGY CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2016

	H/Cell	Pride (AUD to USD)	Pro Forma Adjustment	Pro Forma Combined
	December 31, 2016
Revenue
Contracts	$8,553	$5,060,904	$-	$5,069,457
Related Party	12,374	-	-	12,374

Total Revenue	20,927	5,060,904	-	5,081,831

Cost of Goods Sold
Contracts	9,882	3,334,976	-	3,344,858
Related Party	10,627	-	-	10,627

Total Cost of Goods Sold	20,509	3,334,976	-	3,355,485

Gross Profit	$418	$1,725,928	$-	$1,726,346

Operating Expenses
Research and Development	2,000	-	-	2,000
General and Administrative Expenses	476,833	1,901,430	-	2,378,263

Total Operating Expenses	478,833	1,901,430	-	2,380,263

Loss before other income and expense	$(478,415)	$(175,502)	$-	$(653,917)
Income Tax Provision (Benefit)	-	-	-	-

Other Income
Gain on disposition of equipment	-	(25,350)	-	(25,350)
Other income	-	1,391	-	1,391

Total Other Income	-	(23,959)	-	(23,959)

Net Income (Loss)	$(478,415)	$(199,461)	$-	$(677,876)

Other Comprehensive Loss
Foreign currency translation difference	-	(25,695)	-	$(25,695)
Total Comprehensive Gain (Loss)	-	(225,156)	-	(225,156)

Stockholders Equity, Beginning of Year	453,581	249,193	-	702,774
Stockholders Equity, End of Year	$295,016	$197,261	$-	$492,277